Exhibit 99.1

Enveric Biosciences Signs Out-Licensing Agreement with MycoMedica Life Sciences for EB-002

Agreement includes development and sales milestones payments potentially totaling up to $62 million as well as tiered single digit royalties on future sales

CAMBRIDGE, Mass., November 12, 2024 – Enveric Biosciences, Inc. (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogen small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders, today announced that the Company has executed a licensing agreement with MycoMedica Life Sciences, out-licensing the Company’s EVM201 program, including drug candidate EB-002.

Pursuant to the terms of licensing agreement, MycoMedica will seek to develop, manufacture, and commercialize EB-002, formerly EB-373, a synthetic prodrug of the active metabolite psilocin, in treatment of neuropsychiatric disorders such as depression. MycoMedica will receive an exclusive, global license to the formulations, drugs, method of use, and medical devices developed by Enveric to utilize the compound. MycoMedica would assume responsibility for all future preclinical, clinical, and commercial development on a royalty-bearing basis for all human and animal pharmaceutical applications. As part of the license agreement, Enveric is eligible to receive modest upfront payments, and if certain conditions are met, will receive development and sales milestones potentially totaling up to $62 million, plus tiered single digit royalties on all future sales. The license grants sublicensing rights and cash buyout options to MycoMedica.

Enveric has established a strong foundation of intellectual property supporting the value potential for the EVM201 program, including EB-002, with numerous patents issued in the U.S. and applied for internationally.

“Given Enveric’s strategic decision to prioritize EB-003, our novel, non-hallucinogenic neuroplastogen drug candidate, we have entered into a definitive license agreement with MycoMedica to out-license EB-002 with modest upfront payments that allow the EB-002 technology to move forward, followed by potentially transformational milestone and royalty payments. Doing so enables Enveric to fully allocate its operations and development resources to the advancement of EB-003, while creating excellent potential for realization of longer-term revenue from EB-002,” said Joseph Tucker, Ph.D., CEO of Enveric.

“We are excited to enter into this licensing agreement with Enveric and continue the development of EB-002 as we seek to advance new treatment options for patients with neuropsychiatric disorders,” said Sanjay Dubé M.D., MycoMedica’s Chief Executive Officer and Chief Medical Officer.

Enveric’s efforts are now focused on the development of EB-003, the Company’s novel, potentially first-in-class, neuroplastogen, with the intention to file an Investigational New Drug application in 2025.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders. Leveraging its unique discovery and development platform, Psybrary™, Enveric has created a robust intellectual property portfolio of new chemical entities for specific mental health indications. Enveric’s lead molecule, EB-003, is a potential first-in-class neuroplastogen designed to promote neuroplasticity, without inducing hallucinations, in patients suffering from difficult-to-address mental health disorders. Enveric is focused on advancing EB-003 towards clinical trials for the treatment of neuropsychiatric disorders while out-licensing all other novel, patented PsybraryTM drug candidates to third-party licensees advancing non-competitive market strategies for patient care. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

About MycoMedica Life Sciences, PBC

MycoMedica Life Sciences is a clinical-stage biotech company with a mission to provide better treatment solutions for patients with neuropsychiatric disorders. Its clinical trials are designed to evaluate the safety of low doses of psilocybin, utilizing a novel dosing paradigm to optimize pharmacology while maximizing access and reducing the burden for patients and providers. MycoMedica’s first candidate is for the treatment of pre-menstrual dysphoric disorder (PMDD).

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “budgets,” “explores,” “scheduled,” “seeks,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, should, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its research and development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Investor Relations

Tiberend Strategic Advisors, Inc.

David Irish

(231) 632-0002

dirish@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

(646) 577-8520

cmcdonald@tiberend.com